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                                                                 EXHIBIT 99.(18)

                  MULTIPLE CLASS PLAN FOR INSTITUTIONAL SHARES

                             Dated November 18, 1996

         WHEREAS, each trust or corporation (each a "Trust") listed on Schedule A engages in business as an open-end investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trustees or Directors (hereafter the "Trustees") of each Trust have established two classes of shares of the series of the Trust (each a "Fund") which are listed on Schedule A hereto or, in the case of EV Traditional Worldwide Health Sciences Fund, Inc., have established two classes of the Trust (the term "Fund" as used herein shall also refer to EV Traditional Worldwide Health Sciences Fund, Inc.); such classes having been designated Class A and Class I (the "Classes");

         WHEREAS, each Fund is established in accordance with Section 18(f)(2) of the Act (except for EV Traditional Worldwide Health Sciences Fund, Inc.), its shares are registered on Form N-1A under the Securities Act of 1933, and it is entitled to have a multiple class plan adopted on its behalf by the Trust pursuant to Rule 18f-3 under the Act;

         WHEREAS, the Trustees of the Trust desire to set forth herein the separate arrangements, expense allocations, and any related conversion features or exchange privileges of the Classes; and

         WHEREAS, the Trustees of the Trust (including a majority of those Trustees who are not interested persons of the Trust) have determined that adoption of this Multiple Class Plan, including the expense allocations set forth herein, is in the best interests of each Class individually and each Fund as a whole.

         NOW, THEREFORE, the Trust hereby adopts this Multiple Class Plan for Institutional Shares (the "Plan") on behalf each Fund in accordance with Rule 18f-3 under the Act and containing the following terms and conditions:

         1. Pursuant to the Fund's Service Plan and pursuant to various actions taken by the Trustees, Class A and Class I shares are subject to different distribution arrangements and accordingly are subject to different expenses related thereto, including shareholder service expenses. As set forth in the Fund's prospectus, Class A shares are offered subject to a sales charge and are subject to service fee payments in amounts not exceeding .25% of the average daily net assets attributable to such Class for each fiscal year of the Fund. Class I shares are offered at net asset value to the types of investors described in the prospectus and are not subject to service fee payments.

         2. At the discretion of the Treasurer of the Trust, each Class may pay a different share of other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund's assets) that are actually incurred in a different amount by that Class or if the Class receives services of a different kind or to a different degree than another Class. Such expenses include, but are not limited to, the following (a) transfer agency costs (including entities performing account maintenance, dividend disbursing or subaccounting activities and administration of dividend reinvestment, systematic investment and withdrawal plans) attributable to a Class, (b) the cost of preparing, printing and mailing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a Class, (c) any registration fees of the Securities and Exchange Commission and state securities agencies, (d) the expense of administrative personnel and services required to support the shareholders of a Class, (e) Trustees' fees or expenses incurred as a result of issues or matters relating to a Class, or (f) legal, auditing and accounting expenses relating to a Class. Such expense allocation is subject to the continuing availability of a revenue procedure of the Internal Revenue Service or an opinion of counsel to the effect that the payments made under a Fund's Service Plan or Distribution Plan and other Class specific expenses with respect to a Class of shares do not result in such Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code.

         3. Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular Class pursuant to the foregoing shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

         4. Class A and Class I shares may be exchanged for shares of other funds in the Eaton Vance Traditional family of funds, which may change from time to time, subject to terms, conditions and limitations set forth in the relevant prospectus.

         5. This Plan shall not take effect until after it has been approved by both a majority of Trustees and a majority of those Trustees who are not interested persons of the Trust.

         6. This Plan shall continue indefinitely, unless terminated or amended. All material amendments to this Plan shall be approved in the manner provided for Trustee approval of this Plan in Section 6. Additional series of a Trust with Classes of shares may become subject to this Plan upon Trustee approval as provided for in Section 6 and amendment of Schedule A hereto.

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                                   Schedule A

Eaton Vance Mutual Funds Trust

             EV Traditional Tax-Managed Growth Fund

Eaton Vance Municipals Trust

             EV Traditional National Municipals Fund

Eaton Vance Municipals Trust II

             EV Traditional High Yield Municipals Fund

EV Traditional Worldwide Health Sciences Fund, Inc.